Exhibit 5.1

200 East Randolph Drive
Chicago, Illinois  60601

312 861-2000	Facsimile:
312 861-2200
www.kirkland.com

August 28, 2008

GT Solar International, Inc.

243 Daniel Webster Highway

Merrimack, New Hampshire 03054

Re:	GT Solar International, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as special counsel to GT Solar International, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of up to 21,381,239 shares of its Common Stock, par value $0.01 per share (the “Shares”), pursuant to a Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).

In that connection, we have examined such corporate proceedings, documents, corporate records and other instruments and matters of law as we have deemed necessary to enable us to render this opinion, including the following: (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated By-laws of the Company; (iii) the Second Amended and Restated GT Solar International, Inc. 2006 Stock Option Plan (the “Stock Option Plan”) and the form of award agreement used thereunder; (iv) the GT Solar International, Inc. 2008 Equity Incentive Plan (the “Equity Incentive Plan”) and the form of award agreement used thereunder; and (v) the Registration Statement and the exhibits thereto.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.  We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.  We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon (i) statements and representations of officers and other representatives of the Company and others and (ii) factual information we have obtained from such other sources as we have deemed reasonable.

Hong Kong	London	Los Angeles	Munich	New York	Palo Alto	San Francisco	Washington, D.C.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we advise you that in our opinion the Shares have been duly authorized and, when the Shares have been duly issued in accordance with the terms of the Stock Option Plan or the Equity Incentive Plan and the respective award agreements issued thereunder and when the Shares are duly countersigned by the Company’s registrar, and upon receipt by the Company of the consideration to be paid therefor, the Shares will be validly issued, fully paid and nonassessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).  Our advice on any legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law.  The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

We have relied without independent investigation upon an assurance from the Company that the number of shares that the Company is obligated to issue (or has otherwise reserved for issuance) for any purpose, including issuances pursuant to the Stock Option Plan and the Equity Incentive Plan, does not exceed the number of shares that the Company is authorized to issue pursuant to its Amended and Restated Certificate of Incorporation, and we have assumed that such condition will remain true at all future times relevant to this opinion.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.  This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP